Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 8, 2013, with respect to the consolidated financial statements included in the Annual Report of U.S. Concrete, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of U.S. Concrete, Inc. on Forms S-1 (File No. 333-172917 and File No. 333-176615) and on Form S-8 (File No. 333-169370).
/s/ GRANT THORNTON LLP
Dallas, Texas
March 8, 2013